Exhibit 10.21

RETENTION BONUS POOL
RESTRICTED STOCK AWARD AGREEMENT
UNDER THE BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
2010 INDUCEMENT STOCK PLAN

Name of Grantee:

No. of Shares:

Grant Date:

Pursuant to the Boston Private Financial Holdings, Inc. 2010 Inducement Stock Plan (the “Plan”) as amended through the date hereof, Boston Private Financial Holdings, Inc. (the “Company”) hereby grants a Restricted Stock Award (an “Award”) to the Grantee named above. Upon acceptance of this Award, the Grantee shall receive the number of shares of Common Stock, par value $1.00 per share (the “Stock”) of the Company specified above, subject to the restrictions and conditions set forth herein and in the Plan. The Company acknowledges the receipt from the Grantee of consideration with respect to the par value of the Stock in the form of cash, past or future services rendered to the Company by the Grantee or such other form of consideration as is acceptable to the Administrator. This Award is intended to be an award of Stock described in Rule 5635(c)(4) of the Marketplace Rules of the NASDAQ Stock Market, Inc. and is being made to the Grantee as an inducement material to the Grantee’s entering into employment with the Company.
1.Acceptance of Award. The Grantee shall have no rights with respect to this Award unless he or she shall have accepted this Award electronically through the Company’s Stock Plan Administration System. The shares of Restricted Stock awarded hereunder shall be issued electronically and allocated to the Grantee’s Stock Plan Administration System account and the Grantee’s name shall be entered as the stockholder of record on the books of the Company. Thereupon, the Grantee shall have all the rights of a stockholder with respect to such shares, including voting and dividend rights, subject, however, to the restrictions and conditions specified in Paragraph 2 below. The shares of Restricted Stock so accepted shall be held in this account as granted by the Company through the vesting dates noted in Paragraph 3, below.
By accepting this Award, the Grantee hereby affirms his agreement to the covenants set forth in the Grantee’s Employment Agreement with the Company’s Subsidiary, BP Wealth Management, LLC, dated as of _______ __, ____ (the “Employment Agreement”) that addresses, among other things, confidentiality of Company information and post-employment restrictions on competition and solicitation of employees and customers or clients and should be reviewed carefully by the Grantee.

2.Restrictions and Conditions.
(a)Any book entries for the shares of Restricted Stock granted herein shall bear an appropriate legend, as determined by the Administrator in its sole discretion, to the effect that such shares are subject to restrictions as set forth herein and in the Plan.
(b)Shares of Restricted Stock granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to vesting.
(c)Except as otherwise provided in the Employment Agreement, if the Grantee’s employment with the Company and its Subsidiaries is voluntarily or involuntarily terminated for any reason prior to vesting of shares of Restricted Stock granted herein, all shares of Restricted Stock shall immediately and automatically be forfeited and returned to the Company.
3.Vesting, Sale and Transfer of Restricted Stock. Except as otherwise provided in the Employment Agreement, the restrictions and conditions in Paragraph 2 of this Agreement shall lapse on the ____ anniversary of the Grant Date (the “Vesting Date”), so long as the Grantee remains an employee of the Company or a Subsidiary through the Vesting Date. The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 3. Notwithstanding anything in the foregoing to the contrary, to the extent that any Employment Agreement provides for additional terms related to the vesting or the salability or transferability of any Shares of Restricted Stock granted herein, such terms of the Employment Agreement shall govern with respect to such Shares of Restricted Stock.
4.Dividends. Dividends on Shares of Restricted Stock shall be accumulated and shall be subject to restrictions, conditions and risk of forfeiture to the same extent as the Shares of Restricted Stock granted hereunder. Such accumulated dividends shall be distributed and paid to the Grantee at such time and only to the extent that the Shares subject to this Award shall vest in accordance with Section 3.
5.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
6.Transferability. This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.
7.Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. Except in the case where an election is made pursuant to Paragraph 8 below, the Grantee may elect to have the required minimum tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued or released by the transfer agent a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.
8.Election Under Section 83(b). The Grantee and the Company hereby agree that the Grantee may, within 30 days following the acceptance of this Award as provided in Paragraph 1 hereof, file with the Internal Revenue Service and the Company an election under Section 83(b) of the Internal Revenue Code. In the event the Grantee makes such an election, he or she agrees to provide a copy of the election to the Company. The Grantee acknowledges that he or she is responsible for obtaining the advice of his or her tax advisors with regard to the Section 83(b) election and that he or she is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with regard to such election.
9.No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.
10.Clawback. If the Company or its Subsidiaries terminate the Grantee’s service relationship due to the Grantee’s gross negligence or willful misconduct (whether or not such actions also constitute Cause hereunder) which conduct, directly or indirectly results in the Company preparing an accounting restatement, any shares of Stock granted hereunder, whether or not vested, (and any gains thereon) shall be subject to forfeiture, recovery and “clawback.” In addition, the Grantee acknowledges and agrees that any shares of Stock granted hereunder (whether Restricted Shares or vested shares of Stock) may be subject to forfeiture, recovery and “clawback” to the extent required pursuant to the terms and conditions of that certain Asset Purchase Agreement, dated as of July 15, 2014, by and among Boston Private Bank & Trust Company, a Massachusetts chartered trust company (“Boston Private”), Banyan Partners, LLC, a Florida limited liability company (the “Company”) and the persons designated as “Company Owners” therein.

11.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

Boston Private Financial Holdings, Inc.

By:
Name:
Title:
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated:
Grantee’s Signature

Grantee’s Name:

NON-SOLICITATION AND
CONFIDENTIALITY AGREEMENT FOR NON-CALIFORNIA RESIDENTS

I acknowledge that I enter into this Non-Solicitation and Confidentiality Agreement (the “Agreement”) in connection with and as a condition to an award of restricted stock or a grant of a stock option (together, an “Award”) that is made on or about the date of the proposal of this Agreement, pursuant to the Boston Private Financial Holdings, Inc. 2010 Inducement Stock Plan or any subsequent stock option and/or restricted stock plan of Boston Private Financial Holdings, Inc. (together, the “Plan”) and that I shall forfeit the Award (whether vested or unvested) if I do not execute this Agreement within 30 days of the grant date of the Award.
For purposes of this Agreement, the “Company” refers to Boston Private Financial Holdings, Inc. (“BPFH”) and any and all of its wholly or partially owned direct or indirect subsidiaries. For the avoidance of doubt, each reference to the “Company” includes each and any of the wholly or partially owned direct and indirect subsidiaries of BPFH. Intending to be legally bound, and in consideration for my eligibility for any Award, I agree to the following terms and conditions of employment:
1.At-Will Employment. It is my understanding that the Company or I may terminate my employment at any time, with or without cause; provided that if I have entered into or in the future enter into a separate written and fully executed employment agreement that expressly provides for employment on other than an at-will basis, my employment status pursuant to such agreement shall supersede the foregoing acknowledgment of at-will employment.

2.	Restricted Information and Other Property.

a.I acknowledge that any and all keys, books, manuals, vehicles, computers, telephones, equipment, calculators, client lists, referral lists, prospect lists, business records, and other items of property that are entrusted or furnished to me by the Company in connection with my employment are the property of the Company. I shall use all that property safely, lawfully, properly, carefully, and only in furtherance of the business of the Company, and shall immediately return all that property to the Company at its request or on the termination of my employment with the Company for any reason.
b.Immediately upon the request of the Company or the termination of my employment with the Company for any reason, I shall return to the Company, and shall not, directly or indirectly, in any capacity, either for personal benefit or on behalf of any other person, retain, remove, or destroy, without the Company’s advance written consent, any document, any digital media (including without limitation USB drives, CDs, DVDs, computer tapes, drives, diskettes, and any and all other forms of electronic and/or digital media that are used or owned by me containing any Restricted Information (as defined below)) or any list, data, file, book, record, manual, property, schedule, source code, specification, computer system, program, or software, or other written or electronic Restricted Information (as defined below) pertaining to the business or financial affairs of the Company, except for items that are strictly my personal property (such as tax forms, payroll slips, and my copy of this Agreement). Immediately upon the request of the Company or the termination of my employment with the Company for any reason, I shall also return to the Company any other property of the Company that is in my possession, custody or control.

c.For purposes of this Agreement, “Restricted Information” means all information concerning the Company that is confidential, proprietary, or not readily available to the general public, however and whenever acquired, whether or not in writing, whether or not a trade secret or marked or designated as “secret” or “confidential,” and whether or not obtained before or after the date of this Agreement, and includes the following: (i) all account, financial, and personal identifying information regarding the clients of the Company that is in the possession of the Company; (ii) all financial data, budgets, reports, forecasts, schedules, statements, and projections; (iii) all information identifying or tending to identify any of the clients, vendors, employees, suppliers, contractors, consultants, or referral sources of the Company; (iv) all information regarding all intellectual property of the Company, including any and all patents, trademarks, copyrights, trade names, service marks, and trade secrets, and any and all copy, ideas, plans, designs, methods, scripts, concepts, creations, inventions, recordings, know how, discoveries developments, improvements, and advertising and promotional materials, and all computer systems, programs, software, access codes, object codes, source codes, and specifications; (v) all information regarding the markets, products, services, programs, contracts, prospects, capital projects, research and development, business plans and strategies, and methods, processes, procedures, and techniques of business and operation of the Company; and (vi) every study, report, summary, analysis, notation, synopsis, compilation, and other document that is prepared by or for the Company, or any agent, officer, member, manager, or employee of the Company and contains or reflects any of the foregoing information concerning the Company; but excludes in each case information that is readily available to the general public or required to be disclosed by law, by a court, or to respond in good faith to a valid inquiry or request by a governmental authority, but only if I promptly notify management of the disclosure that is requested or mandated by a court or governmental authority, so the Company has an opportunity to seek a protective order.

d.I acknowledge that I will be given access to Restricted Information in my capacity as an employee of the Company and that it is essential to the successful conduct of the Company’s business that the Restricted Information remains protected and confidential. At the request of the Company at any time during or after my employment with the Company, I shall grant the Company and its agents, attorneys, and designated representatives access to any written reports and records I used for business or investment purposes and any personal computer, laptop computer, and any and all digital media including USB drives, CDs, DVDs, computer tapes, drives, diskettes, and any and all other forms of electronic and/or digital media that are used or owned by me, for the purpose of determining whether they contain any Restricted Information that should be returned to the Company.

3.Confidentiality.    During my employment with the Company and at all times after the termination of my employment (regardless of the party terminating, or the reason for such termination), except to the extent expressly authorized in writing by the Company’s CEO, I shall treat all Restricted Information as strictly confidential and use it only in connection with the conduct of the Company’s business, and shall not, directly or indirectly, in any capacity, either for personal benefit or on behalf of any other person, (A) reveal, discuss, divulge, disclose, or duplicate any Restricted Information at any time, in any manner, for any reason, or to any person or entity who is not an officer, member, manager, employee, or professional advisor of the Company who is authorized by the Company to have access to the information and needs to know the information for the purposes of performing its, her, or his responsibilities on behalf of the Company, except for any disclosure that is required by law, by a court (pursuant to a subpoena or otherwise), to establish a legal claim or defense, or to respond in good faith to a valid inquiry, request, or subpoena by a governmental authority, or (B) use or permit any other person to use any Restricted Information for any other purpose, including the use of Restricted Information in any way to compete unfairly or improperly with the Company, or otherwise to the detriment or competitive disadvantage of the Company.
4.Non-Solicitation/Non-Accept.
a.During my employment with the Company, and for the period ending on the first anniversary of the effective date of my termination of employment with the the Company, I shall not directly or indirectly:

i.
solicit or accept for employment with another employer or employ any person who is then, or was within the prior six (6) months, employed by the Company, or request, influence or advise any person who at the time of such communication is employed by the Company to leave such employment; or

ii.	influence or advise any business that is or may be competitive with the business of the Company to employ any person who is employed by the Company; or

iii.
solicit or accept any customer or client of the Company, to do business with any person or entity other than the Company or request, induce or advise any customer or client of the Company to withdraw, curtail, diminish or cease his, her or its business with the Company; or

iv.	solicit or accept any prospect of the Company to do business with any person or entity other than the Company.

v.	For purposes of Section 4(a), I understand and acknowledge the following for purposes of this Agreement:

(i)	A business is or may be “competitive” with the Company if such business is engaged in banking, investment management, financial planning, trust administration or other related financial services;

(ii)	to “employ” means to perform services as a common law employee or as an independent contractor for the Company or another person or entity;

(iii)
if I advise others to encourage a person to become employed or become a customer, I will be considered to have solicited such person or customer regardless of whether I directly engage in solicitation of the person;

(iv)	I shall be considered to “accept for employment” or “employ” any person who becomes employed by another employer if:

a.	I advise any other business with which I am affiliated to consider such person for employment,

b.	I participate in any way in the consideration of any such person for employment, or

c.	such person becomes employed in a position in which I supervise such person;

(v)	I shall be considered to “accept” a customer or client if I perform services for such customer or client;

(vi)
a “customer or client of the Company” means any person or entity who or which did business with BPFH or any wholly or partially owned direct or indirect subsidiary with which I was at any time employed;

(vii)
a “prospect of the Company” means any person or entity with which I had individual contact during my employment with the Company (or, after my employment has ended, during the last twelve (12) months of my employment), provided that such contact included soliciting such person or entity to become a customer or client of the Company.

b.
I hereby acknowledge the necessity of the protection provided to the Company under this Agreement. I have carefully considered the nature and scope of such protection. the Company and I hereby agree that the unique nature of the business of the Company and the nature of my services for the Company require the protection specified in this Agreement. The consideration described in this Agreement is sufficient and adequate to compensate me for agreeing to the restrictions contained herein. I acknowledge that I can continue to actively pursue my career and earn sufficient compensation without breaching any of the foregoing restrictions. The period of the post-employment restrictions in this Agreement is expressly represented and agreed to be fair, reasonable and necessary.

5.
Assignment of Developments. I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment.  I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments that (a) relate to the business of the Company or any customer or client of the Company or any of the products or services being researched, developed, or provided by the Company or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions. This obligation to disclose and assignment shall be given effect regardless of whether such Developments were  created, conceived, developed, or reduced to practice during normal working hours or at the request of the Company or before or after the execution of this Agreement. While employed with the Company and at all times thereafter, I shall do all things, and execute all documents, including applications for patents, copyrights, and trademarks, and for renewals, extensions, and divisions thereof, that the Company may request to create, enforce or evidence the Company’s rights to any Developments. If the Company is unable for any reason whatsoever to obtain my signature or assistance, I irrevocably appoint the Company, and each of its officers, as my agent and attorney-in-fact, with full power of substitution, to sign, execute, and file in my name and on my belalf, any document required to prosecute or apply for any foreign or United States patent, copyright, trademark, or other proprietary protection, including renewals, extensions, and divisions, and to do all other lawful acts to further the issuance or prosecution of a patent, copyright, trademark, or other proprietary protection, all with the same legal force and effect as if done or executed by me.

6.
Limitations on Investment Advice; Referrals. During my employment with the Company, I shall not provide any investment advice to, or otherwise act as an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, and the regulations promulgated under that Act, for any person who is not a manager, member, employee, or client of the Company. For purposes of this Agreement, “investment advice” means providing advice, or issuing reports or analyses, regarding securities or the advisability of investing in, purchasing, or selling securities. Accordingly, without the advance written consent of the CEO of the Company, I shall not provide investment advice through any radio, internet, satellite, or television broadcast or publish in or on any medium any investment advice for any person other than clients of the Company and except in accordance with the policies, practices, and procedures of the Company, including on or in any blog, flyer, letter, website, newsletter, newspaper, magazine, memorandum, or other publication (whether or not printed). I shall not refer any persons to, provide leads to, or solicit clients or customers for, any investment adviser or other person that competes with the Company, whether or not in exchange for referral or solicitation compensation or other consideration.

7.
Other Obligations. I represent and warrant to the Company that I am not under any contract, agreement or restrictive covenant, and have not previously executed any documents whatsoever with any other person, firm, association, or corporation, that will, in any manner, prevent me from performing any of the job duties and responsibilities that may be assigned to me from time to time by the Company. I also represent and warrant that I will not bring and have not brought with me to the Company, that I will not use in the course and scope of my employment with the Company, and that I will not breach any obligation or duty that I may owe to any former employer or other individual or entity with respect to, any confidential, proprietary and/or trade secret materials, documents or information that I obtained from a former employer or other individual or entity, without the express written authorization of the pertinent former employer or other individual or entity. I further represent and warrant that, during my employment with the Company, I will not breach any obligation or duty to maintain confidential and not to disclose or use that I may owe to any former employer or other individual or entity, and I agree to fulfill and comply with any and all such obligations and duties during my employment by the Company

8.	Notice to Future Employers and of Future Employment.

a.
I agree that during my employment with the Company and for the period of one (1) year following the termination of my employment with the Company for any reason, I will inform each prospective new employer I may have, prior to accepting employment, of the existence of this Agreement, and I shall provide each prospective employer with a copy of this Agreement.

b.
I also agree that during my employment with the Company and for the period of one (1) year following the termination of my employment with the Company for any reason, I shall notify the Company in writing of any subsequent engagement, occupation or employment, whether as owner, employee, officer, director, agent, consultant, independent contractor or the like, and my duties and responsibilities with respect to any such position.

9.
Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of my employment or the termination of that employment (including, without limitation, any statutory claims of unlawful employment discrimination as well as all other claims based on statutory rights as well as the common law) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Arbitration Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Company or I may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This section shall be specifically enforceable. Notwithstanding the foregoing, this section shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this section.

10.
Enforcement and Remedies. I hereby acknowledge that upon my breach of any of the covenants contained in this Agreement, the Company will suffer irreparable harm for which the remedy at law will be inadequate, and that an injunction or comparable relief may be entered against me by any court having jurisdiction or an arbitrator pursuant to the preceding section, restraining me from breaching any of the provisions of this Agreement or continuing the breach of any such provisions, without the necessity of posting a bond. Resort to such equitable relief shall not be construed to be a waiver by the Company of any other rights or remedies that the Company may have to recover damages or other relief. In addition, if the Company prevails in an action to enforce this Agreement, I shall compensate the Company for its reasonable attorneys’ fees and related expenses incurred in enforcing this Agreement. To the extent that any court action is permitted consistent with or to enforce the preceding section, the parties hereby submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts.

11.	Amendment or Modification. This Agreement may not be changed or amended except in writing signed by the Company and me.

12.
Severability. All provisions, terms, conditions, paragraphs, agreements and covenants (“Provisions”) contained in this Agreement are severable and, in the event any one of them shall be held to be invalid, this Agreement shall be interpreted as if such Provision was not contained herein, and such determination shall not otherwise affect the validity of any other Provision.

13.
Survival and Assignment by the Company. The Company may assign the rights given to it in this Agreement, and this Agreement shall survive any sale of assets, merger, consolidation, or other change in corporate structure. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment or any transfer between Company entities and that no such changes shall constitute a termination of my employment. I also acknowledge that provisions of this Agreement shall continue in effect following the termination of my employment as specified above. Notwithstanding the foregoing, if my employment is involuntarily terminated without cause upon or following a Change of Control, my obligations under Section 4 (“Non-Solicitation/Non-Accept”) shall no longer be in effect. For purposes of this Agreement, a “Change of Control” means the consummation of (i) the dissolution or liquidation of BPFH, (ii) the sale of all or substantially all of the assets of BPFH on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation pursuant to which the holders of BPFH’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable), or (iv) the acquisition of all or a majority of the outstanding voting stock of BPFH in a single transaction or a series of related transactions by an entity or a group of persons or entities; provided, however, that a capital raising event or a merger effected solely to change BPFH’s domicile shall not constitute a Change of Control.

14.
Waiver. The waiver by the Company of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of such provision or the breach of any other provision contained in this Agreement.

15.	Governing Law. This Agreement shall be construed in accordance with and governed by the substantive laws of the Commonwealth of Massachusetts without regard to conflict of law provisions.

16.
Knowledge of Rights and Duties. I have carefully reviewed and completely read all of the provisions of this Agreement and understand my rights, duties, obligations and responsibilities under this Agreement. I acknowledge that I am knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date shown below.

EMPLOYEE (Print Name)	FOR the Company (Print name, title & employer

Signature	Signature

Date: